Exhibit 99.1

AIkido Pharma Announces Share Repurchase Program

New York, January 24, 2022 /PRNewswire/ - AIkido Pharma Inc. (NASDAQ: AIKI ) (“AIkido” or the “Company”), a clinical and early-stage drug development company, today announced that its board of directors (the “Board”) has authorized a share repurchase program to repurchase up to $3 million of the Company’s outstanding common stock. The share repurchase authorization is effective immediately.

“The Board’s decision to establish this share repurchase program reflects the Company’s commitment to creating shareholder value, our strong balance sheet and the expectations we have for 2022.” said Anthony Hayes, CEO of AIkido. “We will continue our efforts to create shareholder value by continuing to prioritize capital allocation that supports our growth strategies. Further, we anticipate several monetization events this year, from several of our recent investments, which we believe will further augment shareholder value.”

The shares may be repurchased from time to time in open market transactions, or other means in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 10b-18 of the Exchange Act. The timing, number of shares repurchased, and prices paid for the stock under this program will depend on general business and market conditions as well as corporate and regulatory limitations, including blackout period restrictions.

About AIkido Pharma Inc.

AIkido Pharma Inc. was initially formed in 1967 and is a biotechnology Company with a diverse portfolio of small-molecule anticancer and antiviral therapeutics. The Company's platform consists of patented technology from leading universities and researchers, and we are currently in the process of developing an innovative therapeutic drug platform through strong partnerships with world renowned educational institutions, including The University of Texas at Austin and University of Maryland at Baltimore. Our diverse pipeline of therapeutics includes therapies for pancreatic cancer, prostate cancer. We are constantly seeking to grow our pipeline to treat unmet medical needs in oncology. The Company is also developing a broad-spectrum antiviral platform that may potentially inhibit replication of multiple viruses including Influenza virus, SARS-CoV (coronavirus), MERS-CoV, Ebolavirus and Marburg virus.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company's filings with the SEC, not limited to Risk Factors relating to its business contained therein. Thus, actual results could be materially different materially from those currently anticipated which include those regarding our ability to implement our plans, strategies, and objectives for future operations. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Contact:

Investor Relations:

Hayden IR

Brett Maas, Managing Partner

Phone: (646) 536-7331

Email: brett@haydenir.com

www.haydenir.com

AIkido Pharma Inc.

Phone: 212-745-1373

Email: investorrelations@aikidopharma.com

www.aikidopharma.com